Exhibit 4.01

AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of December 17, 2009 (this “Amendment”) between Lydall, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Rights Agent”) amends the Rights Agreement, dated as of June 23, 2009 (the “Rights Agreement”), between the Company and the Rights Agent. Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to accelerate the Final Expiration Date to the close of business on December 17, 2009; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A. Amendment of Certain Definitions.

Clause (i) of Section 7a of the Rights Agreement is hereby amended to read in its entirety as follows:

“(i) the close of business on December 17, 2009 (the “Final Expiration Date”)”

B. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

C. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

D. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

E. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

F. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
	Name:	Dale G. Barnhart
	Title:	President and CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Isaac J. Kagan
	Name:	Isaac J. Kagan
	Title:	Vice President

[Signature page to Amendment to Rights Agreement]